UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2015

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 267-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously announced, on October 20, 2015, the independent members of the Board of Directors (the “Board”) of Citrix Systems, Inc. (the “Company”) unanimously appointed Robert M. Calderoni as Interim Chief Executive Officer and President (and “principal executive officer”) of the Company. Mr. Calderoni will continue in his role as Executive Chairman of the Company.

Mr. Calderoni, age 55, has served as a member of the Board since June 2014 and was appointed as Executive Chairman of the Board in July 2015. Since October 2003, Mr. Calderoni has also served on the Board of Juniper Networks, Inc., a publicly-traded networking company; and since March 2007, he has served on the Board of KLA-Tencor, a publicly-traded semiconductor equipment company. Mr. Calderoni also served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company, from October 2001 until it was acquired by SAP AG, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014.

There are no other arrangements or understandings between Mr. Calderoni and any other person pursuant to which Mr. Calderoni was appointed as Interim Chief Executive Officer and President of the Company. Mr. Calderoni is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s previously announced CEO search process, which is being led by a search committee of the Board (the “Search Committee”), to identify a candidate for a permanent Chief Executive Officer and President of the Company continues. The members of the Search Committee are Mr. Calderoni (Chairman), Godfrey R. Sullivan and Jesse Cohn.

The Company entered into an Employment Agreement with Mr. Calderoni on October 20, 2015, in connection with his appointment as Interim Chief Executive Officer and President of the Company. The Employment Agreement has a term that ends on the earlier of (a) December 31, 2016 and (b) the commencement of employment of a permanent Chief Executive Officer of the Company.

The Employment Agreement provides for Mr. Calderoni to be paid a base salary of $1.0 million. In addition, Mr. Calderoni will be entitled to participate in the Company’s executive variable cash compensation program at an annual target variable cash payment of 125% of his base salary and a maximum variable cash payment of 200% of his base salary. This amount will be pro-rated, as applicable, for calendar year 2015 based on his start date as Executive Chairman of the Company and for calendar year 2016 based on the date that a permanent Chief Executive Officer commences employment with the Company. In connection with his appointment as Interim Chief Executive Officer and President of the Company, Mr. Calderoni will receive an incremental equity grant consisting of 102,851 shares of restricted stock that vest in 12 monthly installments. Mr. Calderoni also will be entitled to participate in all employee benefit plans or programs of the Company generally available to any of its senior executive employees.

In the event that Mr. Calderoni’s employment is terminated without “cause” or if he resigns his position for “good reason” upon or within the 18-month period following a “change in control” (each as defined in the Employment Agreement), he will be entitled to receive: (i) a lump sum payment equal to one and one-half times the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year; (ii) continued health coverage for 18 months; (iii) accelerated vesting of the unvested portion of the restricted stock award described above; and (iv) a lump sum cash payment of $3.375 million for being subject to a non-competition and non-solicitation agreement extending for 18 months following the date of termination of his employment. The foregoing severance payments and benefits under the Employment Agreement are subject to the execution of a separation and release agreement by Mr. Calderoni containing, among other provisions, a general release of claims in favor of the Company. The Employment Agreement does not provide for any tax gross-up payments or any severance payments not in connection with a change in control.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated October 20, 2015, by and between Citrix Systems, Inc. and Robert M. Calderoni

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: October 26, 2015	By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated October 20, 2015, by and between Citrix Systems, Inc. and Robert M. Calderoni